EXHIBIT 10.17

THIRD AMENDMENT
TO
ALLERGAN, INC.
SAVINGS AND INVESTMENT PLAN
(RESTATED 2003)

The ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (the “Plan”) is hereby amended as follows:

1.	Section 2.17(a) of the Plan shall be amended as follows:

     (a) Compensation shall include amounts paid during a Plan Year to a Participant by the Company for services rendered, including base earnings, commissions and similar incentive compensation, cost of living allowances earned within the United States of America, holiday pay, overtime earnings, pay received for election board duty, pay received for jury and witness duty, pay received for military service (annual training), pay received for being available for work, if required (call-in premium), shift differential and premium, sickness/accident related pay, vacation pay (other than as excluded in paragraph (c) below), vacation shift premium, and bonus amounts paid under the (i) Sales Bonus Program, (ii) Management Bonus Plan or Executive Bonus Plan, either in cash or in restricted stock, and (iii) group performance sharing payments, such as the “Partners for Success.”

2.	Section 2.17(c) of the Plan shall be amended effective as follows:

     (c) Compensation shall not include business expense reimbursements; Company gifts or the value of Company gifts; Company stock related options and payments; employee referral awards; flexible compensation credits paid in cash; special overseas payments, allowances and adjustments including, but not limited to, pay for cost of living adjustments and differentials paid for service outside of the United States, expatriate reimbursement payments, and tax equalization payments; forms of imputed income; long-term disability pay; payment for loss of Company car; Company car allowance; payments for patents or for writing articles; relocation and moving expenses; retention and employment incentive payments; severance pay; long-term incentive awards, bonuses or payments; “Impact Award” payments; “Employee of the Year” payments; “Awards for Excellence” payments; special group incentive payments and individual recognition payments which are nonrecurring in nature; tuition reimbursement; lump sum amounts paid to Employees under the Company’s vacation buy-back policy; and contributions by the Company under the Plan or distributions hereunder, any contributions or distributions pursuant to any other plan sponsored by the Company and qualified under Code Section 401(a) (other than contributions constituting salary reduction amounts elected by the Participant under a Code Section 401(k) cash or deferred arrangement), any payments under a health or welfare plan sponsored by the Company, or premiums paid by the Company under any insurance plan for the benefit of Employees.

3.	Section 5.3(c) of the Plan is amended as follows:

     (c) The Company shall contribute amounts sufficient to satisfy the Matching Contributions reinstatement requirements of Section 8.7 to the extent Matching Contribution Forfeitures are insufficient to satisfy the reinstatement requirement of Section 8.7 if so directed and at such times as may be determined by the Committee.

4.	Section 5.4(d) of the Plan is amended as follows:

     (d) The Company shall contribute amounts sufficient to satisfy the Retirement Contributions reinstatement requirements of Section 8.7 to the extent Retirement Contribution Forfeitures are insufficient to satisfy the reinstatement requirement of Section 8.7 if so directed and at such times as may be determined by the Committee.

5.	Section 6.3(c) of the Plan is amended as follows:

     (c) Matching Contribution Forfeitures and Retirement Contribution Forfeitures shall first be used to restore the Matching Contributions Accounts of rehired Participants and the Retirement Contributions Accounts of rehired Retirement Account Participants, respectively, if so required under Section 8.7 and shall then be allocated to the Matching Contributions Accounts of Participants and Retirement Contributions Accounts of Retirement Account Participants, respectively, to the extent necessary to correct insufficient allocations made to such Accounts in prior months discovered during the Plan Year to which such Forfeitures are attributable.

6.	Section 6.3(d) of the Plan is amended as follows:

     (d) After application of paragraph (c) above, any remaining Matching Contribution Forfeitures and Retirement Contribution Forfeitures shall be used to reduce Matching Contributions and Retirement Contributions, respectively, made by the Company pursuant to Sections 5.3 and 5.4 unless applied towards plan expenses consistent with the allocation described under Section 9.14.

7.	Section 6.3(e) of the Plan is amended as follows:

     (e) Any other Company Contributions shall be used to restore the Accounts of rehired Participants if so required under Section 8.7 and to the extent Forfeitures are unavailable. Any amounts remaining may be used to pay Plan expenses to the extent described in Section 9.14.

8.	The last sentence of Section 9.14 of the Plan is amended as follows:

With respect to the expenses that are paid by the Plan from the Trust Fund, such expenses shall be allocated among Participants’ Accounts in a manner determined by the Committee. Any Forfeitures remaining after application of Section 6.3(c) shall share in such allocation to the extent required under applicable law. The Investment Subcommittee shall direct the Trustee to use Plan assets (and, if necessary, to sell the shares of Company Stock that represent such Plan assets) to pay such expenses.

9.	This Third Amendment shall be effective October 1, 2004, or as soon as administratively feasible thereafter; provided, however, for purposes of determining Retirement Contributions under Section 5.4 of the Plan, the above amendments to Sections 2.17(a) and 2.17(c) of the Plan shall be effective for Plan Years beginning on or after January 1, 2005.

     IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment to the Allergan, Inc. Savings and Investment Plan on this 19th day of October, 2004.

ALLERGAN, INC.

BY:	/s/ Douglas S. Ingram

Douglas S. Ingram Executive Vice President, General Counsel and Secretary

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